UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

______________

Date of Report (Date of earliest event reported): August 12, 2025

ENB Financial Corp

(Exact name of Registrant as specified in its charter)

Pennsylvania	000-53297	51-0661129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31 E. Main St., Ephrata, PA	17522-0457
(Address of principal executive offices)	(Zip Code)

(717) 733-4181

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

ITEM 1.01	Entry Into a Material Definitive Agreement

On August 12, 2025, ENB Financial Corp (“ENB”) and, its wholly-owned subsidiaries, The Ephrata National Bank and ENB South Acquisition Subsidiary, Inc. (“Acquisition Subsidiary”) and Cecil Bancorp, Inc. (“Cecil”) and Cecil Bank entered into an Agreement and Plan of Stock Acquisition (the “Agreement”). The Agreement provides that pursuant to the terms and conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”), Acquisition Subsidiary will merge with and into Cecil with Cecil surviving the merger. Immediately following the merger, Cecil will be liquidated and dissolved. Following the liquidation and dissolution of Cecil, Cecil Bank will merge with and into The Ephrata National Bank.

The Agreement provides for an all-cash transaction of $30.8 million for all outstanding shares of Cecil common stock. Subject to the terms and conditions of the Agreement and adjustments as provided therein, each outstanding share of Cecil common stock will be converted into the right to receive $1.85 in cash. In addition, subject to the terms and conditions of the Agreement, (i) all outstanding and unvested shares of Cecil restricted stock issued shall vest in full and be converted automatically into the right to receive the merger consideration, and (ii) all outstanding and unexercised options to purchase shares of Cecil common stock shall be redeemed for cash.

The Agreement contains customary representations and warranties from the parties, and the parties have agreed to customary covenants and agreements, including, among others, covenants and agreements relating to (1) conduct of their respective businesses during the interim period between execution of the Agreement and the effective time, (2) Cecil’s obligation to facilitate its stockholders’ consideration of, and voting upon, the necessary approval and adoption of the Agreement and the Merger Agreement, (3) the recommendation of the board of directors of Cecil that its stockholders vote in favor of the transactions, and (4) Cecil’s non-solicitation and other obligations relating to alternative business combinations.

The boards of directors of ENB and Cecil have unanimously approved the Agreement. The Agreement and the transactions contemplated by it are subject to the approval of Cecil’s stockholders, regulatory approvals, and other closing conditions as delineated in the Agreement.

The Agreement provides certain termination rights for both ENB and Cecil. Upon termination of the Agreement under certain circumstances, Cecil will be obligated to pay ENB a termination fee of $1.3 million.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the transactions, unless otherwise specified therein, and (2) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding ENB or Cecil, their respective affiliates or their respective businesses.

ITEM 7.01	Regulation FD Disclosure

In connection with the execution of the Agreement described in Item 1.01, ENB issued a press release regarding the Agreement and transactions. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference. The information furnished pursuant to this item shall not be deemed “filed” for any purpose.

Item 9.01	Financial Statement and Exhibits

(d)   Exhibits

The following exhibits are filed in this Current Report.

Exhibit Number	Description

2.1	Agreement and Plan of Stock Acquisition by and among ENB Financial Corp, ENB South Acquisition Subsidiary, Inc., The Ephrata National Bank, Cecil Bancorp, Inc., and Cecil Bank dated as of August 12, 2025 (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. ENB Financial Corp agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request).

99.1	Press Release dated August 13, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

ENB FINANCIAL CORP
(Registrant)

Dated: August 13, 2025	By:	/s/ Rachel G. Bitner
Rachel G. Bitner
Treasurer
(Principal Financial Officer)

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